POWER OF ATTORNEY
I, Craig L. Johnson, of Fentura Financial, Inc. (the "Company"),
hereby authorize and designate each of Ronald L. Justice,
James Distelrath, David B. Braun; Joseph B. Hemker and
Robert B. Johnston as my agent and attorney-in-fact, with full power of substitution, to prepare and sign on my behalf any
Form 3, Form 4 or Form 5 under Section 16 of the Securities
Exchange Act of 1934 and file the same with the SEC and each stock exchange on which the Company's stock is listed.
	This Power of Attorney shall remain in effect until the
undersigned is no longer required to file Forms 3, 4 and 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.
Dated: June 7, 2012	Signed: /s/Craig L. Johnson